Exhibit 99.1

FOR IMMEDIATE RELEASE

February 23, 2007

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

FOURTH QUARTER AND YEAR-END 2006 RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ-NGM Symbol: CSAR) today announced that sales from continuing operations for the fourth quarter ended December 31, 2006 were $215.1 million compared to sales of $238.7 million for the same quarter in 2005. Net loss from continuing operations for the fourth quarter of 2006 was $10.8 million, or $0.38 per share, compared to a 2005 fourth quarter net loss of $94.5 million, or $3.31 per share. The fourth quarter 2006 and 2005 results from continuing operations included restructuring and impairment costs of approximately $12.3 million and $125.2 million, respectively. The fourth quarter 2005 restructuring and impairment costs were the result of the company’s plan to exit its coated recycled boxboard (CRB) business. The effect of restructuring and impairment costs on earnings per share from continuing operations was $0.27 per share and $2.72 per share for the fourth quarters of 2006 and 2005, respectively. Also included in the fourth quarter of 2006 income from operations was $2.9 million, or $0.06 per share, related to accelerated depreciation for closed facilities.

As previously disclosed in the company’s 8-K filed December 20, 2006, the results of the Tama, Iowa mill and the company’s two other coated recycled boxboard mills, Sprague, Connecticut and Rittman, Ohio, have been reclassified from discontinued operations to continuing operations. Caraustar sold the Sprague mill and the coating equipment of the Rittman mill during the third quarter of 2006. The Tama, Iowa mill is being retained due to improved operating performance and market conditions for CRB in 2006. Results for the Sprague and Rittman mills have been reclassified as continuing operations and included in our results only for the periods they were operated by the company. In addition to the reclassification, the company

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•    P. O. BOX 115    •    AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX    •    5000 AUSTELL-POWDER SPRINGS ROAD    •    SUITE 300

AUSTELL, GA 30106-3227    •    PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

February 23, 2007

also recorded a depreciation charge of approximately $800 thousand in the fourth quarter of 2006 to recognize depreciation expense for the period that the Tama mill was held for sale and not depreciated.

The $109.8 million increase in pre-tax operating income was primarily attributable to lower restructuring and impairment costs, lower selling, general and administrative costs and lower interest expense, partially offset by a decrease in equity in income of unconsolidated affiliates and lower volume.

Across all four grades of paperboard that the company produces (folding carton, tube and core, gypsum facing and specialty), volume in the fourth quarter declined 5.7 percent, excluding a 57.6 thousand ton decrease in coated recycled paperboard shipments attributed to the sale of Sprague Paperboard mill and cessation of production at the Rittman Mill, while the industry was down 5.1 percent overall. Including Rittman and Sprague, volume was down 24.1 percent from the fourth quarter 2006 compared to 2005. Uncoated mill volume, excluding joint venture (PBL) tonnage, decreased 14.1 thousand tons in the fourth quarter of 2006 compared to the same quarter last year. Gypsum facing paper volume decreased 30.3 percent in the fourth quarter of 2006, primarily as a result of the housing market correction, and tube and core shipments were down 1.3 percent versus the same period last year. Uncoated recycled boxboard (URB) mill utilization was 81.5 percent (85.7 percent excluding the capacity of the Lafayette Mill, which was closed in January 2007) versus industry utilization of 87.2 percent.

Year ended December 31, 2006

For the year ended December 31, 2006, sales from continuing operations were $989.9 million, an increase of 2.3 percent from sales of $967.6 million in 2005. Net income per share from continuing operations was $1.79 for the year ended December 31, 2006. Net loss from continuing operations for the year ended December 31, 2005 was $3.30 per share. The following table presents the earnings per share impact of restructuring costs and other significant transactions during 2005 and 2006:

	2006	2005
Goodwill Impairment	$—	$(1.07)
Restructuring and Impairment Costs	(0.82)	(1.63)
Gain on Sale of Standard Gypsum	2.93	—
Loss on Redemption of Debt	(0.22)	—
Accelerated Depreciation Expense	(0.13)	(0.03)

The $203.9 million increase in pre-tax operating results was primarily attributable to the gain on sale of the company’s 50-percent partnership interest in Standard Gypsum, L.P., lower restructuring and impairment costs and lower interest expense, partially offset by a loss on redemption of debt and a decrease in equity in income of unconsolidated affiliates.

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Caraustar Industries, Inc.

February 23, 2007

Michael J. Keough, president and chief executive officer of Caraustar, commented, “2006 was a year of significant transformation for Caraustar. We exited three mills and eighteen converting facilities and maintained most of the business. Headcount was reduced by over 1,300 (23.9 percent) as a part of a comprehensive program to improve the overall cost structure while retaining the capability to continue to develop new products like Kolumn Form™ and Binder Tex 45.

“A slowdown in the second half of 2006, driven primarily by the housing sector, had an adverse impact on volume for both Caraustar and the industry. More recently, increased offshore demand for fiber has driven costs significantly higher. In response, we announced paperboard and tube and core price increases, but the standard implementation lag is expected to negatively impact the first and second quarter.

“We are beginning to see moderate improvement in the market and we should continue to realize the cumulative benefits of our transformation plan. While all encompassing, the plan also includes capital expenditures to promote growth in our cores businesses. Last year we added new presses at two of our folding carton plants and upgraded the laminating capabilities at our Austell Boxboard mill. For this year, we’ve committed capital for the installation of five high-speed winders for our tube and core operations and commenced operations at our new state-of-the art Arlington tube and core converting facility.”

Joint Ventures

Caraustar’s 50-percent owned interest in the Premier Boxboard Limited (PBL) mill contributed $0.4 million in equity in income from unconsolidated affiliates in the fourth quarter 2006 versus $2.3 million in the fourth quarter of 2005. Cash distributions were zero compared to $3.0 million for the same period last year. Both the decline in earnings and cash distributions were attributable to a correction in the housing market.

Liquidity

The company ended the year with a cash balance of $1.0 million compared to $95.2 million at the end of 2005, (which was used to partially fund the repurchase of the company’s Senior Subordinated Notes in the second quarter of 2006). During 2006, Caraustar used $3.1 million of cash in operating activities, compared to cash generated from operations of $23.9 million the previous year. This decrease was primarily attributable to $31.5 million in lower distributions from joint ventures, primarily Standard Gypsum. Capital expenditures increased year-over-year from $24.3 million to $38.2 million in 2006. The $13.9 million increase was primarily due to machinery and equipment upgrades in our mill and carton systems, an investment in ERP (Enterprise Resource Planning) software and implementation, and $1.7 million associated with the buyout of leased equipment precipitated by the sale of the partition business in the first quarter of 2006.

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Caraustar Industries, Inc.

February 23, 2007

As of December 31, 2006, the company had $36.1 million in borrowings outstanding under its $135.0 million revolving credit facility and $15.7 million of letters of credit outstanding that reduce availability. As of December 31, 2006, the company had availability under the revolver portion of the Senior Credit Facility of $38.8 million.

Caraustar, a recycled packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes, cores and composite cans; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

Caraustar Industries, Inc. will host a conference call to review fourth quarter and full-year 2006 financial results on Friday, February 23, 2007 beginning at 9:00 a.m. (ET) that will be webcast live. In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete its recently announced strategic transformation plan (including customer and vendor responses to the execution of those sales and/or disposition; and the cost, availability or feasibility of expansion, technology, investment or acquisition opportunities that the company may desire to pursue), changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s IT systems and assimilation of the company’s new control environment. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons 000’s):	Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005
CSAR Mill Tons Sold (Market) *	119.7	145.2	189.2	193.9	189.3
CSAR Mill Tons Converted	77.0	90.9	110.4	108.2	100.5

Total CSAR Mill Tons *	196.7	236.1	299.6	302.1	289.8
Outside Paperboard Purchased	41.3	45.2	26.6	28.7	27.7

Total Paperboard Controlled *	238.0	281.3	326.2	330.8	317.5

Tube & Core Tons	76.2	81.0	83.3	84.3	77.2
Folding Carton Tons	56.5	78.5	104.3	107.3	102.7
Gypsum Paper Tons *	51.3	59.6	72.1	71.4	73.6
Other Specialty Tons *	54.0	62.2	66.5	67.8	64.0

Total Paperboard Controlled *	238.0	281.3	326.2	330.8	317.5

PBL gypsum facing and other specialty paper sold *	35.1	42.0	49.1	49.0	54.4
Cash Provided By (Used In) Operating Activities	($7.0)	$7.4	$1.8	($5.3)	$10.7
EBITDA ($ in millions) **	$2.3	$7.0	$16.0	$10.6	$14.1

Changes in Selling Price and Costs ($/ton):

	Q4 2006 vs. Q4 2005	Q4 2006 vs. Q3 2006
Mill Average Selling Price	$10.2	($8.8)
Mill Average Fiber Cost	9.3	(10.2)
Mill Average Fuel & Energy Cost	(18.7)	4.9

Net Increase (Decrease)	$19.6	($3.5)

Tubes and Cores Average Selling Price	$45.1	$17.1
Tubes & Cores Average Paperboard Cost	42.8	23.0

Net Increase (Decrease)	$2.3	($5.9)

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50%-owned, unconsolidated Premier Boxboard (“PBL”) joint venture.

**	This item is not a financial measure under generally accepted accounting principals in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company’s ongoing comparable operating results, cash position and its ability to generate cash.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2006	2005	2006	2005
Sales	$215,102	$238,726	$989,918	$967,629
Cost of goods sold	189,844	210,049	854,382	835,587
Selling, general and administrative expense	27,420	31,553	127,491	129,826

Income (loss) from operations before restructuring and impairment costs	(2,162)	(2,876)	8,045	2,216
Goodwill impairment	—	49,859	—	49,859
Restructuring and impairment costs	12,255	75,334	37,729	75,599

Loss from operations	(14,417)	(128,069)	(29,684)	(123,242)
Other income (expense):
Interest expense	(4,391)	(10,393)	(25,913)	(41,961)
Interest income	95	818	3,829	2,629
Equity in income of unconsolidated affiliates	507	9,512	5,613	37,043
Loss on redemption of debt	—	—	(10,272)	—
Gain on sale of interest in Standard Gypsum, L.P.	—	—	135,247	—
Other, net	(18)	101	82	482

	(3,807)	38	108,586	(1,807)

Income (loss) from operations before income taxes and minority interest	(18,224)	(128,031)	78,902	(125,049)
Benefit (provision) for income taxes	7,434	33,121	(27,634)	29,722
Minority interest in loss (income)	—	411	(102)	273

Income (loss) from continuing operations	(10,790)	(94,499)	51,166	(95,054)

Discontinued operations:
Loss from discontinued operations before income taxes	(2,337)	(12,685)	(5,781)	(10,866)
Benefit for income taxes of discontinued operations	635	3,185	1,947	2,534

Loss from discontinued operations	(1,702)	(9,500)	(3,834)	(8,332)

Net income (loss)	$(12,492)	$(103,999)	$47,332	$(103,386)

Basic income (loss) per common share
Continuing operations	$(0.38)	$(3.31)	$1.79	$(3.30)

Discontinued operations	$(0.06)	$(0.33)	$(0.13)	$(0.29)

Net	$(0.44)	$(3.64)	$1.66	$(3.59)

Weighted average number of shares outstanding	28,595	28,569	28,575	28,774

Diluted income (loss) per common share
Continuing operations	$(0.38)	$(3.31)	$1.79	$(3.30)

Discontinued operations	$(0.06)	$(0.33)	$(0.13)	$(0.29)

Net	$(0.44)	$(3.64)	$1.66	$(3.59)

Diluted weighted average number of shares outstanding	28,595	28,569	28,607	28,774

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,022	$95,152
Receivables, net of allowances	85,577	91,061
Inventories	75,041	70,959
Refundable income taxes	172	56
Current deferred tax asset	9,740	40,259
Other current assets	8,354	21,613
Investment in unconsolidated affiliate	—	13,212
Assets held for sale	—	76,665

Total current assets	179,906	408,977
Property, plant and equipment:
Land	10,316	7,931
Buildings and improvements	93,275	97,536
Machinery and equipment	436,705	424,503
Furniture and fixtures	29,975	15,071

	570,271	545,041
Less accumulated depreciation	(306,666)	(290,004)

Property, plant and equipment, net	263,605	255,037

Goodwill	127,574	129,275

Investment in unconsolidated affiliates	41,574	44,037

Other assets	12,084	21,806

	$624,743	$859,132

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$5,830	$85
Accounts payable	65,033	78,015
Accrued interest	1,482	7,976
Accrued compensation	10,966	9,146
Other accrued liabilities	28,417	35,253
Liabilities of assets held for sale	—	31,373

Total current liabilities	111,728	161,848

Long-term debt, less current maturities	260,092	492,305

Deferred income taxes	43,316	48,699

Pension liabilities	38,854	41,877

Other liabilities	9,954	6,007

Shareholders’ equity
Common stock	2,909	2,879
Additional paid-in capital	191,411	189,231
Retained earnings (deficit)	(8,289)	(54,834)
Accumulated other comprehensive loss	(25,232)	(28,880)

Total shareholders’ equity	160,799	108,396

	$624,743	$859,132

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Years Ended
	December 31, 2006	December 31, 2005
Operating activities:
Net income (loss)	$47,332	$(103,386)
Depreciation and amortization	24,171	28,493
Write-off of deferred debt costs	155	—
Equity-based compensation expense	1,795	811
Loss (gain) on redemption of debt	10,272	(212)
Goodwill impairment	0	49,856
Restructuring and impairment costs	28,678	85,594
Deferred income taxes	23,251	(32,950)
Gain on sale of interest in Standard Gypsum, L.P.	(135,247)	—
Loss on sales of assets held for sale	4,862	—
Equity in income of unconsolidated affiliates	(5,613)	(37,043)
Distributions from unconsolidated affiliates	5,080	34,175
Changes in operating assets and liabilities	(7,850)	(1,419)

Net cash (used in) provided by operating activities	(3,114)	23,919

Investing activities:
Purchases of property, plant and equipment	(38,169)	(24,272)
Proceeds from disposal of property, plant and equipment	3,554	18,542
Proceeds from sale of assets held for sale	26,336	—
Acquisition of businesses, net of cash acquired	(11,059)	—
Changes in restricted cash	14,841	(11,164)
Proceeds from sale of interest in Standard Gypsum, L.P.	148,460	—
Return of investment in unconsolidated affiliates	2,920	5,325
Investment in unconsolidated affiliates	—	(40)

Net cash provided by (used in) investing activities	146,883	(11,609)

Financing activities:
Proceeds from senior credit facility - revolver	74,027	—
Repayments of senior credit facility - revolver	(69,027)	—
Proceeds from senior credit facility - term loan	35,000	—
Repayments of short and long-term debt	(276,363)	(7,468)
Deferred debt costs	(1,139)	—
Payments for capital lease obligations	(504)	(508)
Proceeds from swap agreement unwinds	—	826
Issuances of stock, net of forfeitures	107	236

Net cash used in financing activities	(237,899)	(6,914)

Net change in cash and cash equivalents	(94,130)	5,396
Cash and cash equivalents at beginning of period	95,152	89,756

Cash and cash equivalents at end of period	$1,022	$95,152